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                                   METROMAIL
                             360 East 22nd Street
                            Lombard, Illinois 60148

Dear Stockholder:

  We are pleased to inform you that Metromail Corporation ("Metromail") has entered into a merger agreement with The Great Universal Stores P.L.C. ("GUS") under which a subsidiary of GUS has offered to purchase all of the outstanding Metromail shares for $31.50 per share in cash. The offer is to be followed by a merger of the GUS subsidiary into the Company in which each share not purchased in the offer will be converted into the right to receive the same cash consideration per share as is paid to stockholders in the offer.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE GUS TENDER OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE GUS OFFER AND TENDER THEIR SHARES PURSUANT TO THE GUS OFFER.

  In addition to the benefits of this transaction to our stockholders, we believe the combination of Metromail and GUS will be a dynamic one that will greatly benefit both companies and will provide great opportunities for Metromail's customers. Metromail's employees will benefit from being part of a larger, stronger company with exciting new growth opportunities.

  Enclosed is GUS's Offer to Purchase together with related materials including a Letter of Transmittal to be used in tendering your shares. These documents set forth the terms and conditions of GUS's offer. Also enclosed is a copy of the Company's Schedule 14D-9 filed with the Securities and Exchange Commission, which sets forth certain information concerning the tender offer, including a description of certain factors considered by your Board of Directors in approving the transaction with GUS. Among other things, the Board considered the opinion of Lehman Brothers Inc., its financial advisor, that the price of $31.50 per share is fair to the stockholders of the Company from a financial point of view. We urge you to read the enclosed documents carefully.

  Your Board of Directors, management and employees thank you for your loyal support.

                                          On behalf of the Board of Directors,

                                          Sincerely

                                          /s/ Barton L. Faber
SIGNATURE OF BARTON L. FABER
                                          Barton L. Faber
                                          Chairman

Lombard, Illinois
March 16, 1997